Exhibit 99.1

Davidson Technologies and D-Wave Partnership Receives Strong Support from Local and Federal Lawmakers for Bringing Advanced Quantum Computing to Alabama and National Defense Efforts

Companies highlight quantum computing’s role in national security at the Space and Missile Defense Symposium

PALO ALTO, Ca. and HUNTSVILLE, Ala. – August 6, 2024 – Huntsville Mayor Tommy Battle joined D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave”) and Huntsville-based Davidson at the Space and Missile Defense Symposium today to emphasize the strategic significance of placing a D-Wave quantum computer at Davidson’s new global headquarters in Huntsville, AL. The forthcoming installation marks a major milestone in the region’s quantum computing leadership.

D-Wave’s state-of-the-art AdvantageTM quantum computing system, expected to be installed at Davidson’s headquarters in 2025, will eventually be housed in a secure facility designed to run sensitive applications using D-Wave’s quantum computing technology. Meanwhile, efforts surrounding use case identification, application development, and engagement with the local community have already commenced.

“Huntsville is in a great spot to lead the charge in new tech like artificial intelligence and quantum computing, thanks to our strong ties to government, defense and technology,” said Huntsville Mayor Tommy Battle. “By bringing the latest quantum computing system to our city, we’ll be at the forefront of cutting-edge technology in the region.”

“I continually fight to ensure our military has the latest and greatest technologies to help them meet mission objectives,” said Sen. Tommy Tuberville. “Davidson hosting a D-Wave quantum computing system will position Alabama as a leader in developing quantum applications to solve national security problems. Space applications and optimized logistics for our troops are just a few of the problems that could benefit from quantum technologies.”

"Advancements in emerging technologies like artificial intelligence and quantum computing are critical to our national security industry and our service branches,” said Rep. Dale Strong. “Through the Davidson and D-Wave partnership, we will be able to address the important needs of our military by using cutting edge technology and applications that are developed in the U.S. Alabama stands ready with world class research universities to help build the quantum ready workforce that is necessary for our military to address problems now and in the future.”

“As chair of the House Armed Services Committee I am focused on ensuring our military has access to the technology to help address our future national security needs,” said Rep. Mike Rogers, Chair of the House Armed Services Committee. “Quantum computing is one of those technologies, and I’m excited to have this expertise in Alabama through this Davidson and D-Wave partnership. At this symposium we are hearing about the critical needs of our military and through adopting emerging technologies like quantum computing and artificial intelligence, we can properly position our military to ensure we are successful.”

“Quantum advancements are essential to the growth of our country. From launching the Senate National Labs Caucus to introducing legislation to ensure the DOD prioritizes quantum development to counter Communist China, I will continue to advocate for this critical technology,” said Sen. Marsha Blackburn. “This partnership between D-Wave and Davidson will open the door to incredible advancements in military technology and place Alabama on the front lines of the fight to make America stronger.

“Hosting the second U.S.-based Advantage quantum computer will give our government clients direct, secure access to quantum computing technology right here at our facility,” said Dale Moore, President of Davidson. “We are honored to play an important role in advancing the use of quantum technology in national security, as we support the vital mission of defending the U.S. and its allies, both domestically and internationally.”

“As Congress continues to task the Department of Defense with adopting quantum computing technologies to solve problems in the near-term, we believe this system will play an essential role for government agencies’ use case identification, application development, and workforce training,” said Dr. Alan Baratz, CEO of D-Wave. “Davidson is well known for developing applications that use emerging technologies to safeguard the nation, and we are excited to engage with Davidson and the larger Alabama community to apply quantum technologies in support of national security efforts.”

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About Davidson Technologies, Inc.
Since its founding in 1996, Davidson has been at the forefront of delivering innovative and effective solutions to some of the most challenging problems in national defense. We stand proudly behind our commitment to excellence, driven by a mission as bold as it is clear: Team Davidson was Built to Defend. Our unwavering dedication to this mission has made us a trusted partner in defense, consistently delivering top-tier performance across all our focus areas. Davidson's Software Solutions are the backbone of our innovative defense strategies. Our Hardware Solutions are tailored to optimize procurement processes and support complex R&D projects. Our Engineering Services empower the warfighter with solutions and expertise. Davidson engineers develop physics-based models infused with AI/ML optimization algorithms for missile defense, ensuring robust and reliable defense systems.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society.
We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology has been used by some of the world’s most advanced organizations including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the possibility that the D-Wave Advantage quantum computer will never be installed at Davidson Technologies’ headquarters as well as the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contacts:
Davidson Technologies
David Wood
DavidWood@davidson-tech.com

D-Wave
Alex Daigle
media@dwavesys.com